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September 7, 1989, as amended July 1, 1993

                              THE BURNHAM FUND INC.

                              DISTRIBUTION CONTRACT

BURNHAM SECURITIES INC.
1345 Avenue of the Americas
New York, New York 10105


Gentlemen:

        The undersigned, The Burnham Fund Inc., a Maryland corporation (the "Fund"), is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund may sell its shares to, and repurchase or redeem its shares from, the public. The Fund may authorize and issue multiple classes of shares pursuant to an order of the Securities and Exchange Commission (the "SEC").

Section 1.     GENERAL DUTIES AS DISTRIBUTOR OF THE FUND'S SHARES.

        It is hereby agreed that you shall act as principal distributor for the Fund ("Distributor"), with the exclusive right to purchase, as principal, from the Fund, shares of each class authorized and issued by the Fund and that during the term of this contract, you will use your best efforts to solicit or otherwise cause sales of the shares of each class authorized and which such shares are registered or qualified for sale. You agree, as agent for the Fund, to repurchase, and accept for redemption, the shares of each class authorized and issued by the Fund; whenever the officers of the Fund deem it advisable for the protection of Fund shareholders, they may suspend or cancel such authority. In the performance of these duties you shall be guided by the requirements of this contract, the applicable provisions of the Fund's Articles of Incorporation, By-Laws, and applicable federal and state law, all as amended and/or supplemented from time to time, and the Fund's then-current Prospectus and Statement of Additional Information, which are from time to time in effect under the Fund's Registration Statement fled with the SEC under the Securities Act of 1933, as amended (the 1933 Act"), and the 1940 Act.



Section 2.     DEALERS.

        You may solicit qualified dealers for orders to purchase, as principal, shares of the Fund and may enter into dealer agreements with any such dealers, the form thereof to be as mutually agreed upon and approved by the Fund and you.

Section 3.     SALES LITERATURE AND ADVERTISEMENTS.

        All sales literature and advertisements used by you in connection with the sale of the Fund's shares must be submitted to the Fund for its advance approval. In connection with the sale or arranging for the sale of the Fund's shares, you are authorized to give only such information and to make only such statements or representations as are contained in the Fund's Prospectus which is from time to time in effect under the Fund's




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Registration Statement on Form N-1A, or any superseding form, filed with the SEC under the 1933 Act and 1940 Act, or in sales literature or advertisements approved by the Fund.

Section 4.     LIMITATION UPON INITIAL INVESTMENT IN THE FUND BY SHAREHOLDERS.

        You shall not accept any initial investment in shares of the Fund of less than $1,000, nor any subsequent investment of less than $250, except in the case of retirement plans or group plans as described in the Fund's then-current Prospectus. The Fund may issue one or more classes of shares for which the minimum investments exceed the amount described above, pursuant to the terms of issuance and sale set forth in the Fund's then current Prospectus. The Fund's Board-of Directors (the "Board") may increase, modify or eliminate any such investment limitations, on written notice to you.


Section 5.     OFFERING PRICE. NET ASSET VALUE PER SHARE.

        All of the shares of the Fund sold under this contract shall be sold only at the Offering Price in effect at the time of such sale, as described in the then-current Prospectus and Statement of Additional Information of the Fund as the same may be supplemented from time to time, and the Fund shall receive not less than the full net asset value thereof. It is agreed that any front-end sales charge payable upon purchases and any contingent deferred sales charge ("CDSC") payable on redemptions shall be retained by you, it being understood that such amounts will not exceed those set forth in the Fund's then-current Prospectus. You may re-allow to dealers all or any part of the discount you are allowed.

              Any reference to "net asset value per share" shall refer to the Fund's net asset value per share computed in accordance with the Fund's charter, then-current Prospectus and Statement of Additional Information and the instructions of the Board, all as changed or amended from time to time. The Fund or its investment adviser will advise you as promptly as practicable of the Fund's net asset value per share on each day on which it is determined.

Section 6.   DUTIES UPON SALE OR REPURCHASE OR REDEMPTION OF SHARES OF THE FUND.

               You shall remit to the Custodian of the Fund the net asset value per share of all shares of the Fund sold by you. The Fund will, as promptly as practicable, cause the account of the purchaser to be credited with the number of shares purchased, or upon request will cause certificates for the shares so purchased to be delivered to you or the purchaser, or the nominee of by you.

               You shall process or cause to be processed requests received from Fund shareholders for repurchase or redemption of their shares, in the manner prescribed from time to time by the Board. Subject to Section 5 hereof, shares redeemed shall be redeemed at their net asset value per share next computed after receipt of the redemption request. You shall arrange for payment to such shareholders from the Fund's account with its custodian. Any share certificates delivered to you in proper form for such purpose shall be deposited with the transfer agent for cancellation. You shall reimburse the Fund for any loss caused by the failure of a shareholder to confirm in writing any repurchase or redemption order accepted by you. In the



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event that orders for the purchase or repurchase or redemption of shares of the
Fund are placed and subsequently canceled, you shall pay to the Fund, on at least an annual basis, an amount equal to the losses (net of any gains) realized by the Fund as a result of such cancellations.



Section 7.     INFORMATION RELATING TO THE FUND.

               The Fund will keep you fully informed with regard to its affairs, and will furnish you with a certified copy of all financial statements and a signed copy of each report prepared by its independent public accountants, and will cooperate fully with you in your efforts to sell the Fund's shares, and in the performance by you of all of your duties under this contract.

Section 8.    FILING OF REGISTRATION STATEMENTS ETC.

               The Fund will from time to time file (and furnish you with copies of) such registration statements, amendments thereto, and reports or other documents as may be required under the 1933 Act, the 1940 Act, or the laws of the states in which you desire to sell Fund shares.

Section 9.      MULTIPLE CAPACITIES.

               Nothing contained in this contract shall be deemed to prohibit you from acting, and being separately compensated for acting, in one or more capacities on behalf of the Fund, including, but not limited to, the capacities of investment adviser, broker and distributor. The Fund understands that you may act in one or more such capacities on behalf of other investment companies and customers. You shall give the Fund equitable treatment under the circumstances in supplying services in any capacity, but the Fund recognizes that it is not entitled to receive preferential treatment from you as compared with the treatment given to any other investment company or customer. Whenever you shall act in multiple capacities on behalf of the Fund, you shall maintain the appropriate separate account and records for each such capacity.

Section 10.    PAYMENT OF FEES AND EXPENSES.

        The Fund shall assume and pay, or reimburse you for, all expenses arising from this contract, except that the following expenses shall be allocated to you, and you shall pay for (i) expenses of printing all sales literature of the Fund, including shareholder reports and prospectuses required for your purposes (expenses of printing quarterly and annual reports and of maintaining and printing a current Prospectus for Fund shareholders will be paid for by the Fund); and (ii) any payments by you to other persons for selling shares of the Fund. The foregoing allocations to you shall not, however, be deemed to limit (i) your right to receive and retain any front-end sales charges or CDSCs referred to in Section 5 hereof, (ii) the fees payable to you in accordance with any plans adopted by the Fund (or a class of shares of the Fund) pursuant to Rule 12b-1 under the 1940 Act, as set forth in the Fund's then-current Prospectus and Statement of Additional



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Information, which you shall be entitled to receive for your services as
Distributor in accordance with such plans, or (iii) the amount of any service fees payable to you by the Fund to be used to compensate persons for providing personal service to shareholders and maintaining shareholder accounts, as set forth in the Fund's then-current Prospectus and Statement of Additional Information.


Section 11.    LIABILITY OF THE DISTRIBUTOR. ETC.

        You shall be liable for your own acts and omissions caused by your willful misfeasance, bad faith, or gross negligence in the performance of your duties, or by your reckless disregard of your obligations under this contract, and nothing herein shall protect you against any such liability to the Fund or its shareholders. Subject to the first sentence of this section, you shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Fund.

Section 12.    USE OF WORD "BURNHAM" IN NAME OF FUND.

        The word "Burnham" in the name of the Fund is understood to be used by the Fund with your consent, and the Fund is hereby granted a non-exclusive license to use the name "The Burnharn Fund Inc." provided that the Fund may use such name only so long as (i) Burnham Asset Management Corporation ("Adviser"), which currently acts as investment adviser of the Fund, shall continue to be retained by the Fund as its investment adviser pursuant to an investment advisory contract between the Fund and the Adviser, as from time to time amended or supplemented, or (ii) you shall specifically consent in writing to such continued use. Any such use by the Fund shall in no way prevent you or any of your successors or assigns from using or permitting the use of the name "The Burnham Fund Inc." along or with any other word or business, other than the Fund or its business, whether or not the same directly or indirectly competes or conflicts with the Fund or its business in any manner. To the extent permitted by the 1940 Act and the rules and regulations thereunder, and Investment Company Act Release No. 5510, in the event that the Adviser shall cease to be the investment adviser of the Fund, the Fund, upon your written request, shall take such further action as may be necessary to delete from its name the word "Burnham" and thereafter (i) cease to use the name "The Burnham Fund Inc." or any name deceptively similar thereto or to "Burnham Securities Inc." in any way whatsoever, and (ii) for such period and in such manner as may reasonably be required by you, on all letterheads and other material designed to be read or used by salesmen, distributors or investors, state in a prominent position and prominent type that Burnham Asset Management Corporation has ceased to be the investment adviser of the Fund.

Section 13.   TERMINATION OF CONTRACT ASSIGNMENT. ETC.

This contract may be terminated at any time, without the payment of any penalty, on 60 days, written notice (i) by you; (ii) by the Fund, acting pursuant to a resolution adopted by the Board; or (iii) by the vote of the holders of the lesser of (1) 67% of the Fund's shares present at a meeting if the holders of more than 50% of the outstanding shares are present in person or represented by proxy, or (2) more than 50% of the outstanding shares of the Fund. This contract shall automatically terminate in the event of its assignment. Termination shall not affect the rights of the parties which have accrued prior thereto.]




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Section 14.   DURATION OF CONTRACT.

        Unless sooner terminated, this contract shall continue in effect for two years, and thereafter until terminated, provided that the continuation of this contract and the terms thereof are specifically approved annually in accordance with the requirements of the 1940 Act by a majority of the Fund's Directors, including a majority of the Directors who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

Section 15.  DEFINITION.

        The terms "assignment" and "interested person" when used in this contract shall have the meanings given such terms in the 1940 Act.

Section 16.   CONCERNING APPLICABLE PROVISIONS OF LAW, ETC.

        This contract shall be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act, the 1933 Act, and the Securities Exchange Act of 1934, as amended; and to the extent that any provisions of law, the latter shall control.

        This contract is executed and delivered in New York, and the laws of the State of New York shall, except to the extent that any applicable provisions of some other laws shall be controlling, govern the construction, validity and effect of this contract.

        If the contract set forth herein is acceptable to you, please so indicate by executing my enclosed copy of this letter and returning the same to the undersigned, whereupon this letter shall constitute a binding contract between the parties hereto effective upon such date on or after its initial approval in accordance with the 1940 Act as may be agreed by the Fund and Distributor consistent with the requirements of the 1940 Act.



Very truly yours,
THE BURNHAM FUND INC.
Paul J. Ferguson



Accepted:
BURNHAM SECURITIES INC.
By:   Oskar P. Lewnowski



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